Forterus Inc.'s Behavioral Healthcare Subsidiary Achieves Record Bed Count in September

Monday October 6, 7:30 am ET

HUNTINGTON BEACH, Calif., Oct. 6 /PRNewswire-FirstCall/ -- Forterus Inc. (OTC Bulletin Board: FTER - News) achieved a record bed count at its behavioral healthcare subsidiary in September.

Forterus' subsidiary, A Better Tomorrow Treatment Center Inc., also expects to remain booked to capacity through October, said Forterus CEO Paul Howarth.

"A Better Tomorrow continues to perform exceedingly well," Howarth said, adding that the record bed count in September occurred one month after the clinic reported its strongest revenues since the behavioral healthcare facility was founded four years ago.

A Better Tomorrow's record performance in August also helped Forterus achieve record growth and its first net profit in the company's 18-month history, Howarth added.

Forterus Inc. and its subsidiaries engage in diverse business activities, including thoroughbred breeding and racing, drug and alcohol rehabilitation, and finance. For more information Forterus and A Better Tomorrow, please visit their respective websites at www.forterus.com and www.abttc.com.

Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995: This press release contains, and Forterus may from time to time make, written or oral "forward-looking statements" within the meaning of the U.S. federal securities laws, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside Forterus's and/or its subsidiaries control that could cause actual results to differ materially from such statements. In particular, statements using words such as "may," "should," "estimate," "expect," "anticipate," "intend," "believe," "predict," "potential," or words of similar import generally involve forward-looking statements.

     Paul Howarth
     (888) 257-8345
     ir@forterus.com